SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1 )*

                        BENCHMARQ MICROELECTRONICS, INC.

                                (Name of Issuer)

                                     COMMON

                         (Title of Class of Securities)

                                   081603 10 2

                                 (CUSIP Number)



            *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


                               Page 1 of 16 Pages

----------------------------------           ----------------------------------
CUSIP NO. 081603 10 2                 13G        PAGE  2  OF  16  PAGES
-----------------------------------          ----------------------------------


-------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

        Sevin Rosen Fund III L.P. (formerly known as SRB Partners Fund L.P.) 75-2197504
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                  (b)  [   ]

-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
-------------------------------------------------------------------------------



              5     SOLE VOTING POWER
  NUMBER OF         150,000
   SHARES     -----------------------------------------------------------------
BENEFICIALLY  6     SHARED VOTING POWER
  OWNED BY          0
    EACH      -----------------------------------------------------------------
  REPORTING   7     SOLE DISPOSITIVE POWER
 PERSON WITH        150,000
              -----------------------------------------------------------------
              8     SHARED DISPOSITIVE POWER
                    0

-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        150,000

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                 |_|
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        2.2%

-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 16 Pages

----------------------------------           ----------------------------------
CUSIP NO. 081603 10 2                 13G        PAGE  3  OF  16  PAGES
-----------------------------------          ----------------------------------


-------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

        SRB Associates III L.P. (formerly known as SRB Associates L.P.)
        75-2198416
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                  (b)  [   ]

-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
-------------------------------------------------------------------------------


              5     SOLE VOTING POWER
  NUMBER OF         150,000
   SHARES     -----------------------------------------------------------------
BENEFICIALLY  6     SHARED VOTING POWER
  OWNED BY          0
    EACH      -----------------------------------------------------------------
  REPORTING   7     SOLE DISPOSITIVE POWER
 PERSON WITH        150,000
              -----------------------------------------------------------------
              8     SHARED DISPOSITIVE POWER
                    0

-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        150,000

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                 |_|

-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        2.2%

-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 16 Pages

----------------------------------           ----------------------------------
CUSIP NO. 081603 10 2                 13G        PAGE  4  OF  16  PAGES
-----------------------------------          ----------------------------------


-------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

        Jon W. Bayless
        ###-##-####
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                  (b)  [   ]

-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.
-------------------------------------------------------------------------------


              5     SOLE VOTING POWER
NUMBER OF           63,008
   SHARES     -----------------------------------------------------------------
BENEFICIALLY  6     SHARED VOTING POWER
  OWNED BY          150,000
    EACH      -----------------------------------------------------------------
  REPORTING   7     SOLE DISPOSITIVE POWER
 PERSON WITH        63,008
              -----------------------------------------------------------------
              8     SHARED DISPOSITIVE POWER
                    150,000

-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        213,008

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                  |_|

-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        3.2%

-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 16 Pages

----------------------------------           ----------------------------------
CUSIP NO. 081603 10 2                 13G        PAGE  5  OF  16  PAGES
-----------------------------------          ----------------------------------


-------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

        Stephen M. Dow
        ###-##-####
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                  (b)  [   ]

-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.
-------------------------------------------------------------------------------


              5     SOLE VOTING POWER
  NUMBER OF         44,633
   SHARES     -----------------------------------------------------------------
BENEFICIALLY  6     SHARED VOTING POWER
  OWNED BY          150,000
    EACH      -----------------------------------------------------------------
  REPORTING   7     SOLE DISPOSITIVE POWER
 PERSON WITH        44,633
              -----------------------------------------------------------------
              8     SHARED DISPOSITIVE POWER
                    150,000

-------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        194,633

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                 |_|

-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        2.9%

-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 16 Pages

----------------------------------           ----------------------------------
CUSIP NO. 081603 10 2                 13G        PAGE  6  OF  16  PAGES
-----------------------------------          ----------------------------------


-------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

        Dennis J. Gorman
        ###-##-####
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [   ]
                                                                   (b)  [   ]

-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.
-------------------------------------------------------------------------------


              5     SOLE VOTING POWER
  NUMBER OF         9,002
   SHARES     -----------------------------------------------------------------
BENEFICIALLY  6     SHARED VOTING POWER
  OWNED BY          150,000
    EACH      -----------------------------------------------------------------
  REPORTING   7     SOLE DISPOSITIVE POWER
 PERSON WITH        9,002
              -----------------------------------------------------------------
              8     SHARED DISPOSITIVE POWER
                    150,000

-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        9,002

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                 |_|

-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        2.4%

-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 6 of 16 Pages

----------------------------------           ----------------------------------
CUSIP NO. 081603 10 2                 13G        PAGE  7  OF  16  PAGES
-----------------------------------          ----------------------------------


-------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

        John V. Jaggers
        ###-##-####
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                  (b)  [   ]

-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.
-------------------------------------------------------------------------------


              5     SOLE VOTING POWER
  NUMBER OF         16,116
   SHARES     -----------------------------------------------------------------
BENEFICIALLY  6     SHARED VOTING POWER
  OWNED BY          150,000
    EACH      -----------------------------------------------------------------
  REPORTING   7     SOLE DISPOSITIVE POWER
 PERSON WITH        16,116
              -----------------------------------------------------------------
              8     SHARED DISPOSITIVE POWER
                    150,000

-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        166,116

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                 |_|

-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        2.5%

-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 16 Pages

----------------------------------           ----------------------------------
CUSIP NO. 081603 10 2                 13G        PAGE  8  OF  16  PAGES
-----------------------------------          ----------------------------------


-------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

        Charles H. Phipps
        ###-##-####
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                  (b)  [   ]

-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.
-------------------------------------------------------------------------------


              5     SOLE VOTING POWER
  NUMBER OF         37,003
   SHARES     -----------------------------------------------------------------
BENEFICIALLY  6     SHARED VOTING POWER
  OWNED BY          150,000
    EACH      -----------------------------------------------------------------
  REPORTING   7     SOLE DISPOSITIVE POWER
 PERSON WITH        37,003
              -----------------------------------------------------------------
              8     SHARED DISPOSITIVE POWER
                    150,000

-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        187,003

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                 |_|

-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        2.8%

-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 8 of 16 Pages

Item 1.

            (a)  NAME OF ISSUER.

            Benchmarq Microelectronics, Inc., a Delaware corporation (the "Issuer").

            (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            The Issuer's principal executive offices are located at 17919 Waterview Parkway, Dallas, Texas 75252.

ITEM 2.

            (a) NAMES OF PERSONS FILING.

     This statement is filed by the following persons: (i) Sevin Rosen Fund III L.P. (formerly known as SRB Partners Fund, L.P.) ("SR III"); (ii) SRB Associates III L.P. (formerly known as SRB Associates L.P.) ("SRB III"); (iii) Jon W. Bayless ("Bayless"); (iv) Stephen M. Dow ("Dow"); (v) Dennis J. Gorman
("Gorman"); (vi) John V. Jaggers ("Jaggers"); and (vii) Charles H. Phipps ("Phipps").

            SRB III is the general partner of SR III. Bayless, Dow, Gorman, Jaggers and Phipps are the general partners of SRB III.

            (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

            The principal business office of each of SR III, SRB III, Bayless, Gorman, Jaggers and Phipps is Two Galleria Tower, 13455 Noel Road, Suite 1670, Dallas, Texas 75240. The principal business office of Dow is 550 Lytton Avenue, Suite 200, Palo Alto, California 94301.


                               Page 9 of 16 Pages

            (c)  CITIZENSHIP.

               SR   III  and SRB III are  each  Delaware  limited  partnerships.

Bayless, Dow, Gorman, Jaggers and Phipps are each U.S. citizens.

            (d) TITLE OF CLASS OF SECURITIES.

            This statement relates to shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Issuer.

            (e)  CUSIP NUMBER.

            081603 10 2

TEM 3. This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.     OWNERSHIP.


            As   of December 31,  1996,  no person  filing this  Schedule 13G beneficially owned in excess of 5% of the Issuer's Common Stock.


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.


            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.


                               Page 10 of 16 Pages

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable.

                           [SIGNATURES ON NEXT PAGE]


                               Page 11 of 16 Pages

                        SIGNATURE/SIGNED IN COUNTERPART

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                    SEVIN ROSEN FUND III L.P.

                                    By: SRB Associates III L.P.,
                                         General Partner

Dated:  February 13, 1997           By:/S/ JOHN V. JAGGERS
                                       ----------------------------------------
                                       John V. Jaggers, a General Partner


                                    SRB ASSOCIATES III L.P.


Dated:  February 13, 1997           By: /S/ JOHN V. JAGGERS
                                        ---------------------------------------
                                        John V. Jaggers, a General Partner


Dated:  February 13, 1997                /S/ JON W. BAYLESS
                                         --------------------------------------
                                         Jon W. Bayless


Dated:  February 13, 1997                /S/ JOHN V. JAGGERS, ATTORNEY-IN-FACT
                                         --------------------------------------
                                         Stephen M. Dow


Dated:  February 13, 1997                /S/ DENNIS J. GORMAN
                                         --------------------------------------
                                         Dennis J. Gorman


Dated:  February 13, 1997                /S/ JOHN V. JAGGERS
                                         --------------------------------------
                                         John V. Jaggers


Dated:  February 13, 1997                /S/ CHARLES H. PHIPPS
                                         --------------------------------------
                                         Charles H. Phipps




                               Page 12 of 16 Pages

                                 EXHIBIT INDEX

            EXHIBIT


1.          Joint Filing Agreement.

2.          Power of Attorney.


                               Page 13 of 16 Pages

                                   EXHIBIT 1

                 THIS DOCUMENT HAS BEEN SIGNED IN COUNTERPART

                            JOINT FILING AGREEMENT


            In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock of BENCHMARQ MICROELECTRONICS, INC., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof each of the undersigned, being duly authorized, hereby execute this Agreement on the date set forth opposite his or its name.

                                    SEVIN ROSEN FUND III L.P.

                                    By: SRB Associates III L.P.,
                                         General Partner


Dated:  February 13, 1997                By:/S/ JOHN V. JAGGERS
                                            ----------------------------------
                                            John V. Jaggers, a General Partner


                                    SRB ASSOCIATES III L.P.



Dated:  February 13, 1997           By: /S/ JOHN V. JAGGERS
                                        --------------------------------------
                                        John V. Jaggers, a General Partner



Dated:  February 13, 1997                /S/ JON W. BAYLESS
                                         -------------------------------------
                                         Jon W. Bayless



Dated:  February 13, 1997                /S/ JOHN V. JAGGERS, ATTORNEY-IN-FACT
                                         -------------------------------------
                                         Stephen M. Dow





                               Page 14 of 16 Pages

Dated:  February 13, 1997               /S/ DENNIS J. GORMAN
                                        --------------------------------------
                                        Dennis J. Gorman



Dated:  February 13, 1997                /S/ JOHN V. JAGGERS
                                         -------------------------------------
                                         John V. Jaggers



Dated:  February 13, 1997                /S/ CHARLES H. PHIPPS
                                         -------------------------------------
                                         Charles H. Phipps



                               Page 15 of 16 Pages

                                   EXHIBIT 2

                               POWER OF ATTORNEY

            The undersigned, STEPHEN M. DOW, hereby makes, constitutes and appoints each of DENNIS J. GORMAN, JOHN V. JAGGERS AND JON W. BAYLESS, and each of them singly, his true and lawful attorney-in-fact and agent, with full power to them, and each of them singly, and with full power of substitution, to sign for the undersigned and in his name, any Form 144, Form 3, Form 4, Form 5,
Schedule 13D and Schedule 13G, and any and all amendments thereto, and to file the same, and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in the name of the undersigned and on his behalf to enable the undersigned to comply with the reporting requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and all requirements of the Securities and Exchange Commission.

            This Power of Attorney shall not be affected by the subsequent disability or incompetence of the undersigned.

            This Power of Attorney may not be changed orally.

            The undersigned hereby agrees that any third party receiving a duly executed copy or reproduction of this Power of Attorney may act under it. Revocation or termination of this Power of Attorney will not be effective until the third party receives actual knowledge of the termination or revocation. The undersigned shall hold harmless any third party from and against any claims that may arise against the third party as a result of reliance on this Power of Attorney.

            IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the 13th day of June, 1994.


                                            /s/  Stephen M. Dow
                                            ----------------------------------
                                                 Stephen M. Dow

STATE OF TEXAS          )
                        )ss.:
COUNTY OF DALLAS        )

            On this 13th day of June, 1994 before me personally came Stephen M. Dow, to me known and known to me to be the individual described in, and who executed the foregoing instrument, and he acknowledged to me that he executed the same.


                                           /s/ Jo Anne Eisler
                                           -----------------------------------
                                               Notary Public

My commission expires:  May 27, 1998


                               Page 16 of 16 Pages